Exhibit 3.78

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:52 AM 10/17/2011
FILED 10:52 AM 10/17/2011
SRV 111105649 - 5051933 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First: The name of the limited liability company is Asheville CC, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, #400 in the City of Wilmington. Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                   .”)

Fourth: (Insert any other matters the members determine to include herein.)

Sole Member: AOR Management Company of Virginia, LLC

In Witness Whereof, the undersigned have executed this Certificate of Formation this 17th day of October, 2011.

By:	/s/ Bruce D. Broussard
Authorized Person(s)

Name:	Bruce D. Broussard